October 2009
Preliminary Terms No. 9 Registration Statement No. 333-145845 Dated September 24, 2009 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Capital Protected Notes due April 28, 2015
Based on the Value of the S&P 500® Index

Capital Protected Notes (the “Notes”) provide investors with exposure to a wide variety of assets and asset classes, including equities, commodities and currencies with limited or no downside risk to the initial investment. They are for investors who are concerned about principal risk and who are willing to forgo yield and some upside in exchange for principal protection. The Notes are senior unsecured debt obligations of Barclays Bank PLC and all payments on the Notes, including the repayment of principal, are subject to the creditworthiness of Barclays Bank PLC.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Issue price:	$10 per Note (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per Note
Aggregate principal amount:	$
Pricing date:	October , 2009 (expected to price on or about October 23, 2009)
Original issue date:	October , 2009 (3 business days after the pricing date)
Maturity date:	April 28, 2015
Interest:	None
Principal protection:	100%
Underlying index:	The S&P 500® Index (the “Index”)
Payment at maturity:	The payment at maturity per $10 stated principal amount will equal:
$10 + supplemental redemption amount, if any, subject to the maximum payment at maturity
In no event will the payment at maturity be less than $10 or greater than the maximum payment at maturity.
Supplemental redemption amount:	(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Maximum payment at maturity:	$14.30 to $15.30 (143% to 153% of the stated principal amount) per Note (the actual maximum payment at maturity will be determined on the pricing date.)
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	April 23, 2015, subject to adjustment for certain market disruption events.
CUSIP:	06739J863
ISIN:	US06739J8633
Listing:	We do not intend to list the Notes on any securities exchange.
Selected Dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.35	$9.65
Total	$	$	$

(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $9.90 per note. Please see “Syndicate Information” on page 10 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT, PROSPECTUS AND INDEX SUPPLEMENT, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW BEFORE YOU MAKE AN INVESTMENT DECISION.

Prospectus dated February 10, 2009
Prospectus Supplement dated September 14, 2009
Index Supplement dated September 14, 2009

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated September 14, 2009, the index supplement dated September 14, 2009 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of each of these documents may be obtained from Barclays Capital Inc., 200 Park Avenue — Attn: US InvSol Support, New York, NY 10166.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that these preliminary terms are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

Capital Protected Notes due April 28, 2015
Based on the Value of the S&P 500® Index

Additional Terms of the Notes

You should read these preliminary terms together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 and the index supplement dated September 14, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. These preliminary terms, together with the documents listed below, contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated February 10, 2009:
http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

▪	Prospectus supplement dated September 14, 2009:
http://www.sec.gov/Archives/edgar/data/312070/000119312509190954/d424b3.htm

▪	Index supplement dated February 10, 2009:
http://www.sec.gov/Archives/edgar/data/312070/000119312509190961/d424b3.htm

Our SEC file number is 1-10257. As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Notes constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the Notes will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

October 2009	Page 2

Capital Protected Notes due April 28, 2015
Based on the Value of the S&P 500® Index

Investment Overview

Capital Protected Notes

The 100% Capital Protected Notes (the “Notes”) provide investors:

▪	an opportunity to gain exposure to the S&P 5000® Index

▪

100% participation in any appreciation of the underlying index over the term of the Notes, subject to a maximum payment at maturity of $14.30 to $15.30 (143% to 153% of the stated principal amount) per Note (the actual maximum payment at maturity will be determined on the pricing date.)

▪	100% principal protection regardless of the performance of the underlying index

At maturity if the underlying index has depreciated or has not appreciated at all, the investment will redeem for the stated principal amount, without any yield on your investment.

Maturity:	5.5 years

Participation rate:	100%

Maximum payment at maturity:	$14.30 to $15.30 (143% to 153% of stated principal amount) per Note (the actual maximum payment at maturity will be determined on the pricing date.)

Principal protection:	100%

Interest:	None

S&P 500® Index Overview

The S&P 500® Index (the “S&P 500 Index”) is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The underlying index does not reflect the payment of dividends on the component stocks included in the index. Because of this, the calculation of the final index value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the Notes. The S&P 500 Index is reported by Bloomberg under the ticker symbol “SPX”.

The information on the S&P 500® Index provided in these preliminary terms should be read with the discussion under the heading “Non-Proprietary Indices — Equity Indices — S&P 500® Index” in the index supplement.

Information as of market close on September 22, 2009:

Bloomberg Ticker Symbol:	SPX

Current Index Level:	1,071.66

52 Weeks Ago:	1,255.08

52 Week High:	1,221.15

52 Week Low:	666.79

October 2009	Page 3

Capital Protected Notes due April 28, 2015
Based on the Value of the S&P 500® Index

The following graph sets forth the historical performance of the S&P 500 Index based on the weekly closing levels of the S&P 500 Index from January 1, 2004 through September 22, 2009. The closing level of the Index on September 22, 2009 was 1,071.66.

We obtained the closing levels of the S&P 500 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Valuation Date. We cannot give you assurance that the performance of the S&P 500 Index will result in a positive return on your initial investment.

S&P 500® Index Historical Performance—Daily Closing Values January 1, 2004 to September 22, 2009

600

800

1000

1200

1400

1600

1800

Past performance is not indicative of future results

Key Investment Rationale

The Notes offer 100% participation in the positive performance of the underlying index, subject to the maximum payment at maturity of $14.30 to $15.30 (143% to 153% of the stated principal amount) per Note (the actual maximum payment at maturity will be determined on the pricing date), while protecting 100% of your principal in exchange for forgoing current yield or interest.

Principal Protection	The Notes offer investors exposure to the underlying index while maintaining 100% protection of the invested principal.

Best Case Scenario

The underlying index increases in value and, at maturity, the Notes redeem for the sum of (i) the stated principal amount of $10 and (ii) 100% of the index percent change, subject to the maximum payment amount of $14.30 to $15.30 (143% to 153% of the stated principal amount) per Note (the actual maximum payment at maturity will be determined on the pricing date.)

Worst Case Scenario	The underlying index declines or does not appreciate in value and, at maturity, the Notes redeem for the stated principal amount of $10.

October 2009	Page 4

Capital Protected Notes due April 28, 2015
Based on the Value of the S&P 500® Index

Summary of Selected Key Risks (see page 11)

▪	The Notes may not pay more than the stated principal amount at maturity and do not pay interest.

▪	The return on the Notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

▪	The appreciation potential of the Notes is limited to the maximum payment at maturity.

▪	No interest payments

▪	The market price of the Notes will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the underlying index.

▪

Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Adjustments to the underlying index by the underlying index publisher could adversely affect the value of the Notes.

▪	Investing in the Notes is not equivalent to investing in the underlying index or the stocks composing the underlying index.

▪

The Notes will not be listed on any exchanges, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Notes if you try to sell your Notes prior to maturity.

▪	The economic interests of the calculation agent may be potentially adverse to your interests.

October 2009	Page 5

Capital Protected Notes due April 28, 2015
Based on the Value of the S&P 500® Index

Fact Sheet

The Notes offered are senior unsecured debt obligations of Barclays Bank PLC, will pay no interest and will have the terms described in the prospectus, prospectus supplement and index supplement, as supplemented or modified by these preliminary terms. At maturity, we will pay per Note the stated principal amount of $10 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of the underlying index. The Notes are senior notes issued as part of Barclays Bank PLC’s Medium-Term Notes, Series A. All payments on the Notes, including the repayment of principal and the supplemental redemption amount, are subject to the creditworthiness of Barclays Bank PLC.

Expected Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
October , 2009 (expected to price on or about October 23, 2009)	October , 2009 (3 business days after the pricing date)	April 28, 2015, subject to postponement due to a market disruption event

Key Terms
Issuer:	Barclays Bank PLC
Issue price:	$10 per Note (see “Syndicate Information” on page 10)
Stated principal amount:	$10 per Note
Denominations:	$10 per Note and integral multiples thereof
Aggregate principal amount:	$
Interest:	None
Principal protection:	100%
Bull or bear notes:	Bull notes
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
Payment at maturity:

The payment at maturity per $10 stated principal amount will equal:
$10 + supplemental redemption amount, if any, subject to the maximum payment at maturity
In no event will the payment at maturity be less than $10 or greater than the maximum payment at maturity.

Supplemental redemption amount:	(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Maximum payment at maturity:	$14.30 to $15.30 (143% to 153% of the stated principal amount) per Note (the actual maximum payment at maturity will be determined on the pricing date.)
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Price source:	Bloomberg ticker symbol “SPX”
Valuation date:	April 23, 2015, subject to adjustment for certain market disruption events.
Postponement of maturity date:

If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of the Notes will be postponed until the second scheduled index business day following that valuation date as postponed.

Index business day:

A day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Index closing value:

For any index business day, the closing value of the underlying index published at the regular weekday close of trading on that index business day. In certain circumstances, the index closing value will be based on the alternate calculation of the underlying index as described in “Reference Assets — Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-89 of the accompanying prospectus supplement.

Risk factors:	Please see “Risk Factors” beginning on page 11.

October 2009	Page 6

Capital Protected Notes due April 28, 2015
Based on the Value of the S&P 500® Index

General Information
Listing:	We do not intend to list the Notes on any securities exchange.
CUSIP/ISIN:	06739J863 / US06739J8633
Minimum ticketing size:	100 Notes
Tax considerations:

Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in these preliminary terms materially correct. The Notes will be treated for U.S. federal income tax purposes as contingent payment debt instruments. If you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income and any loss you may realize on the sale of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Notes will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in futures and options contracts on the underlying index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Notes or any amounts payable on your Notes. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-109 in the accompanying prospectus supplement.
Contact:

Morgan Stanley Smith Barney LLC (“MSSB”) clients may contact their MSSB sales representative or MSSB’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or their agent Barclays Capital, at 1-888-227-2275 (Extension 1101) or 200 Park Avenue — Attn: US InvSol Support, New York, NY 10166.

October 2009	Page 7

Capital Protected Notes due April 28, 2015
Based on the Value of the S&P 500® Index

Syndicate Information

Issue price of notes	Selling concession	Principal amount of notes for any single investor
$10.00	$0.350	<$1MM
$9.950	$0.300	≥$1MM and <$3MM
$9.925	$0.275	≥$3MM and <$5MM
$9.900	$0.250	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Notes distributed by such dealers.

These preliminary terms represent a summary of the terms and conditions of the Notes. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

October 2009	Page 8

Capital Protected Notes due April 28, 2015
Based on the Value of the S&P 500® Index

Hypothetical Payout on the Notes

At maturity, for each $10 stated principal amount of Notes that you hold, you will receive the stated principal amount of $10 plus a supplemental redemption amount, if any, calculated on the valuation date as follows:

(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than zero.

In no event will the payment at maturity be greater than the maximum payment at maturity of $14.30 to $15.30 (143% to 153% of the stated principal amount) per Note (the actual maximum payment at maturity will be determined on the pricing date.)

The following example is based on the hypothetical values set forth below.

Example:

The hypothetical final index value is 48% greater than the hypothetical initial index value.

Hypothetical initial index value:	1,071.66

Hypothetical final index value:	1,586.06

Hypothetical maximum payment at maturity:	$14.80 per note

Participation rate:	100%

Supplemental redemption amount per note =	$10 x [(1,586.06 – 1,071.66)/1,071.66] x 100% = $4.80

In the example above, the total payment at maturity per Note will equal $14.80, which is the sum of the stated principal amount of $10 and a supplemental redemption amount of $4.80.

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount), taking into account the hypothetical maximum payment at maturity of $14.80, for a $10 stated principal amount Note for a hypothetical range of index percent change and does not cover the complete range of possible payouts at maturity. If the index percent change is greater than 48% you will receive only the hypothetical maximum payment at maturity of $14.80 per Note, or 148% of the stated principal amount.

Index percent change	Final index value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Percent return on $10 note
100%	2,143.32	$10	$4.80	$14.80	48%
80%	1,928.99	$10	$4.80	$14.80	48%
60%	1,714.66	$10	$4.80	$14.80	48%
55%	1,661.07	$10	$4.80	$14.80	48%
50%	1,607.49	$10	$4.80	$14.80	48%
48%	1,586.06	$10	$4.80	$14.80	48%
40%	1,500.32	$10	$4.00	$14.00	40%
30%	1,393.16	$10	$3.00	$13.00	30%
20%	1,285.99	$10	$2.00	$12.00	20%
10%	1,178.83	$10	$1.00	$11.00	10%
0%	1,071.66	$10	$0	$10	0%
–10%	964.49	$10	$0	$10	0%
–20%	857.33	$10	$0	$10	0%
–30%	750.16	$10	$0	$10	0%
–40%	643.00	$10	$0	$10	0%
–50%	535.83	$10	$0	$10	0%

October 2009	Page 9

Capital Protected Notes due April 28, 2015
Based on the Value of the S&P 500® Index

Payment at Maturity

100% principal protection. At maturity, we will pay you at least $10, plus the supplemental redemption amount, if any, subject to the maximum payment at maturity of $14.30 to $15.30 (143% to 153% of the stated principal amount) per Note (the actual maximum payment at maturity will be determined on the pricing date.) All payments on the Notes, including the repayment of principal and the supplemental redemption amount, if any, are subject to the creditworthiness of Barclays Bank PLC.

The supplemental redemption amount based on the underlying index. The supplemental redemption amount will be equal to the product of $10 times the participation rate times the percentage, if any, by which the final index value exceeds the initial index value. If the final index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$10	x	participation rate	x	(final index value – initial index value)
						initial index value

where,

participation rate			=	100%

initial index value			=	To be determined on the pricing date

final index value			=	The index closing value on the valuation date

In no event will the supplemental redemption amount result in a payment at maturity greater than the maximum payment at maturity of $14.30 to $15.30 (143% to 153% of the stated principal amount) per Note (the actual maximum payment at maturity will be determined on the pricing date.)

If the final index value is less than or equal to the initial index value, the supplemental redemption amount will be zero.

October 2009	Page 10

Capital Protected Notes due April 28, 2015
Based on the Value of the S&P 500® Index

Risk Factors

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or any of the component stocks of the Index. The following is a non-exhaustive list of certain key risk factors for investors in the Notes. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and the index supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

▪

The Notes may not pay more than the stated principal amount at maturity. If the underlying index percent change is less than or equal to 0%, you will receive only the stated principal amount of $10 for each Note you hold at maturity.

▪

The Notes do not pay interest. Because the supplemental redemption amount due at maturity may equal zero or the underlying index may not increase in value by more than the yield which would be paid on an ordinary debt security, the return on your investment in the Notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

▪

The Notes have limited appreciation potential. If the index percent change is greater than 43% to 53% (as determined on the pricing date), you will only receive the maximum payment at maturity of $14.30 to $15.30 (143% to 153% of the stated principal amount) per Note (the actual maximum payment at maturity will be determined on the pricing date).

▪

Market price influenced by many unpredictable factors. Several factors will influence the value of the Notes in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Notes in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less or possibly significantly less, than the stated principal amount per Notes if you try to sell your Notes prior to maturity.

▪

Credit of the Issuer. The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

▪

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase Notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs.

▪

Investing in the Notes is not equivalent to investing in the underlying index. Investing in the Notes is not equivalent to investing in the underlying index or its component stocks. Investors in the Notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪

Adjustments to the underlying index could adversely affect the value of the Notes. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

October 2009	Page 11

Capital Protected Notes due April 28, 2015
Based on the Value of the S&P 500® Index

▪

The Notes will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the Notes. We do not intend to list the Notes on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price, if any, at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

▪

Potential adverse economic interest of the calculation agent. The economic interests of the calculation agent and other affiliates of ours potentially adverse to your interests as an investor in the Notes. The calculation agent will determine the initial index value and the final index value, and calculate the amount of cash you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

▪

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Notes. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Notes on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the Notes at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the Notes. Additionally, such hedging or trading activities during the term of the Notes, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

October 2009	Page 12

Capital Protected Notes due April 28, 2015
Based on the Value of the S&P 500® Index

Information about the Underlying Index

The S&P 500® Index

The S&P 500 Index is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The underlying index does not reflect the payment of dividends on the component stocks included in the underlying index. Because of this, the calculation of the final index value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the PLUS. The information on the S&P 500 Index provided in these preliminary terms should be read together with the section entitled “Non-Proprietary Indices — Equity Indices — S&P 500® Index” in the index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2004 through September 22, 2009. The closing value of the underlying index on September 22, 2009 was 1,071.66. We obtained the closing levels of the S&P 500 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Valuation Date. We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment.

S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter (through September 22, 2009)	1,071.66	879.13	1,071.66

October 2009	Page 13

Capital Protected Notes due April 28, 2015
Based on the Value of the S&P 500® Index

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the issue date indicated on the cover of these preliminary terms, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

October 2009	Page 14